Exhibit 4.18

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO CERTAIN PORTIONS OF THIS AGREEMENT. CONFIDENTIAL PORTIONS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION.

To:	Sims Metal Management Limited ACN 114 838 630
Level 12, Suite 1202 65 Berry Street North Sydney NSW 2060 Australia

Attention:	Peter Ricketts

Date:	22 June 2012

Dear Sirs

AMENDED AND RESTATED MULTI OPTION FACILITY AGREEMENT – FEE LETTER

We refer to the document entitled “Multi Option Facility Agreement” dated 3 December 2003 between, amongst others, Sims Metal Management Limited ACN 114 838 630 (formerly Sims Group Limited) (Sims) and HSBC Bank Australia Limited ABN 48 006 434 162, as amended from time to time (Facility Agreement).

1.	Definitions and Interpretation

1.1	A term defined in the Facility Agreement (including by incorporation) has the same meaning when used in this fee letter unless stated otherwise in this fee letter.

1.2	Clause 1.2 of the Facility Agreement is incorporated into this fee letter as if set out in this fee letter in full and as if all references in that provision to “this Agreement” were to this fee letter.

1.3	The provisions of the Facility Agreement will apply to this fee letter.

1.4	This fee letter is a Transaction Document and is issued pursuant to clause 4(b) of the Amendment and Restatement Deed dated on or about 23 June 2011 between, amongst others, Sims, HSBC Bank plc, HSBC Bank Australia Limited, HSBC Bank USA, National Association and The Hongkong and Shanghai Banking Corporation Limited.

1.5	This fee letter is entered into in connection with the Cash Advance Facilities.

2.	Margin under Cash Advance Facilities

The Margin under the Cash Advance Facilities is to be determined by reference to the table set out below based on the ratio of Financial Indebtedness of the Sims Group to EBITDA as calculated in the most recent Compliance Certificate:

Financial Indebtedness of the Sims Group to EBITDA	Applicable Margin (% per annum)

[*]	[*]

3.	Fees

3.1	Commitment Fee[*] of the applicable Margin.

3.2	Establishment Fee

Nil.

[*] Confidential Treatment Requested

3.3	[*]

4.	Other terms

AUD Commitment (clause 1.1)	For the AUD Cash Advance Facility granted by HSBC (Australia): AUD4,000,000

Euro Commitment (clause 1.1)	N/A

GBP Commitment (clause 1.1)	For the GBP Cash Advance Facility granted by HSBC (UK): GBP27,700,000 [*]

Termination Date (clause 1.1)

23 June 2015.

As discussed, the Lenders will conduct a further review of the Termination Date following the release of the annual audited Financial Report of the Sims Group for the financial year ended 30 June 2012. Following this review, the Lenders may agree (in their sole and absolute discretion) to extend the Termination Date to 31 October 2015.

USD Commitment (clause 1.1)

For the USD Cash Advance Facility granted by HSBC (Australia): USD97,300,000 [*].

For the USD Cash Advance Facility granted by HSBC (US): USD101,200,000 [*].

For the USD Cash Advance Facility granted by HSBC (UK): USD58,800,000 [*].

5.	Change in the Margin and/or Fees

Any change in the Commitments, Termination Date, Margin or fees set out above will apply with effect from the date Sims signs and delivers the enclosed copy of this fee letter to the Lenders.

6.	Confidentiality

This fee letter must not be disclosed by Sims to any entity or person except as may be required by law or to Sims’ employees and legal and financial advisers who have a need to know the information and who are made aware of and agree to be bound by the confidentiality obligation under this paragraph.

7.	Counterparts

This fee letter may be signed in any number of counterparts, each of which shall be an original and which shall be taken together to constitute one agreement.

[*] Confidential Treatment Requested

8.	Governing Law

This fee letter shall be governed by, and construed in accordance with, the laws of New South Wales.

Please confirm your agreement to the above by signing, dating and returning to us the enclosed copy of this fee letter.

Yours faithfully

/s/ Alistair Wood
For and on behalf of HSBC Bank Australia Limited
Name: Alistair Wood
Capacity: State Manager
Date: 22 June 2012

/s/ Mike Hodges
For and on behalf of HSBC Bank plc
Name: Mike Hodges
Capacity: Deputy Head of Corporate Banking
Date: 22 June 2012

/s/ Randolph Cates

For and on behalf of HSBC Bank USA, National Association

Name: Randolph Cates

Capacity: Senior Relationship Manager

Date: June 26, 2012

[*] Confidential Treatment Requested

To:	HSBC Bank Australia Limited

HSBC Bank plc

HSBC Bank USA, National Association

We hereby confirm and agree to the terms of this fee letter as set out above.

/s/ Peter Ricketts

for and on behalf of Sims Metal Management Limited ACN 114 838 630

Name: Peter Ricketts

Capacity: Group Senior Vice President Treasury, Financial Strategy & Planning

Date: 26/6/12

[*] Confidential Treatment Requested